TransMontaigne Partners L.P. Announces Financial Results

For The Quarter Ended September 30, 2016

November 8, 2016	Immediate Release

Denver, Colorado—TransMontaigne Partners L.P. (NYSE:TLP) (the Partnership, we, us, our) today announced third quarter 2016 financial and operating results.

The Partnership reported net earnings of $11.9 million, Consolidated EBITDA of $23.5 million and distributable cash  flow of $19.5 million for the third quarter of 2016, compared to net earnings of $7.7 million, Consolidated EBITDA of $23.3 million and distributable cash flow of $17.4 million for the third quarter of 2015.  We previously announced a quarterly cash distribution of $0.70 per unit for the three months ended September 30, 2016, an increase of $0.01 over the prior quarter.  Distribution coverage for the third quarter of 2016 was 1.41x compared to 1.37x in the third quarter of 2015.

“Our business continues to perform extremely well and we were able to achieve record levels of revenue, EBITDA and distributable cash flow for the first nine months of 2016,” said Fred Boutin, Chief Executive Officer of TransMontaigne Partners.  “Our consistent performance and stable cash flows have allowed us to raise the distribution for a fourth consecutive quarter, representing over 5%  growth for the last 12 months. Our balance sheet remains strong and flexible with a leverage ratio below 2.9x and quarterly distribution coverage greater than 1.4x.  We expect the first portion of our $75 million fee-based and fully contracted Collins terminal expansion to be in service next month and the remaining portions to be in service before the end of the second quarter of next year.”

Financial Results

An overview of our financial performance for the quarter ended September 30, 2016 compared to the quarter ended September 30, 2015, includes:

•

Operating income for the quarter ended September 30, 2016 was $13.6 million compared to $10.1 million for the quarter ended September 30, 2015.  Changes in the primary components of operating income are as follows:

o

Revenue increased approximately $3.4 million to $40.6 million due to increases in revenue at the Gulf Coast, River and Southeast terminals of approximately $1.8 million, $0.4 million and $2.2 million, respectively, partially offset by a  decrease in revenue at the Midwest and Brownsville terminals of approximately $0.4 million and $0.6 million, respectively.

o

Direct operating costs and expenses increased approximately $0.4 million to $17.0 million due to increases in the Gulf Coast and Southeast terminals of approximately $1.1 million and $0.2 million, respectively, partially offset by a decrease at the Brownsville and River terminals of approximately $0.7 million and $0.1 million, respectively. Direct operating costs and expenses for the Midwest terminals was consistent.

1670 Broadway ●  Suite 3100 ●  Denver, CO 80202 ●  303-626-8200 (phone) ● 303-626-8228 (fax)

Mailing Address:  ●  P. O. Box 5660 ● Denver, CO 80217-5660

www.transmontaignepartners.com

o	Direct general and administrative expenses decreased approximately $0.4 million to $0.8 million.
o	Depreciation and amortization increased approximately $0.5 million to $8.2 million.
o	Earnings from investments in unconsolidated affiliates increased $0.8 million to $3.0 million.
•

Quarterly net earnings were $11.9 million compared to $7.7 million for the quarter ended September 30, 2015. The increase was principally due to the changes in quarterly operating income discussed above and a decrease in interest expense of approximately $0.7 million.    The decrease in interest expense is primarily attributable to unrealized gains in the fair value of our interest rate swap agreements.  As of September 30, 2016, the notional amount of our interest rate swaps was equal to approximately 46% of our variable rate debt.

•	Quarterly net earnings per limited partner unit was $0.58 per unit for the quarter ended September 30, 2016 compared to $0.37 per unit for the quarter ended September 30, 2015.

Our terminaling services agreements are structured as either throughput agreements or storage agreements.  Most of our throughput agreements contain provisions that require our customers to throughput a minimum volume of product at our facilities over a stipulated period of time, which results in a minimum amount of revenue.  Our storage agreements require our customers to make minimum payments based on the volume of storage capacity made available to the customer under the agreement, which also results in a minimum amount of revenue.  We refer to these minimum amounts of revenue recognized pursuant to our terminaling services agreements as being “firm commitments.”  Revenue recognized in excess of firm commitments and revenue recognized based solely on the volume of product distributed or injected are referred to as “variable.”  Our revenue was as follows (in thousands):

	Three months ended		Nine months ended
	September 30,		September 30,
	2016	2015	2016	2015
Firm Commitments:
Terminaling services fees:
External customers	$29,166	$19,953	$83,603	$55,043
Affiliates	108	7,565	2,531	24,741
Total firm commitments	29,274	27,518	86,134	79,784
Variable:
Terminaling services fees:
External customers	2,018	753	7,084	3,250
Affiliates	—	742	260	2,237
Total variable	2,018	1,495	7,344	5,487
Total terminaling services fees	31,292	29,013	93,478	85,271
Pipeline transportation fees	1,656	1,616	4,990	4,948
Management fees and reimbursed costs	2,340	1,966	6,560	5,720
Other	5,350	4,674	17,372	16,261
Total revenue	$40,638	$37,269	$122,400	$112,200

1670 Broadway ●  Suite 3100 ●  Denver, CO 80202 ●  303-626-8200 (phone) ● 303-626-8228 (fax)

Mailing Address:  ●  P. O. Box 5660 ● Denver, CO 80217-5660

www.transmontaignepartners.com

The amount of revenue recognized as “firm commitments” based on the remaining contractual term of the terminaling services agreements that generated “firm commitments” for the nine months ended September 30, 2016 was as follows (in thousands):

Remaining terms on terminaling services agreements that generated “firm commitments”:
Less than 1 year remaining	$11,018	13%
1 year or more, but less than 3 years remaining	25,780	30%
3 years or more, but less than 5 years remaining	24,049	28%
5 years or more remaining	25,287	29%
Total firm commitments for the nine months ended September 30, 2016	$86,134

Our investments in unconsolidated affiliates include a 42.5% interest in BOSTCO and a 50% interest in Frontera. BOSTCO is a  terminal facility located on the Houston Ship Channel that encompasses approximately 7.1 million barrels of distillate, residual and other black oil product storage.  Frontera is a terminal facility located in Brownsville, Texas that encompasses approximately 1.5 million barrels of light petroleum product storage capacity, as well as related ancillary facilities.

The following table summarizes our investments in unconsolidated affiliates:

			Carrying value
	Percentage of ownership		(in thousands)
	September 30,	December 31,	September 30,	December 31,
	2016	2015	2016	2015
BOSTCO	42.5%	42.5%	$219,646	$223,214
Frontera	50.0%	50.0%	23,556	23,486
Total investments in unconsolidated affiliates			$243,202	$246,700

Earnings from investments in unconsolidated affiliates were as follows (in thousands):

	Three months ended		Nine months ended
	September 30,		September 30,
	2016	2015	2016	2015
BOSTCO	$1,885	$1,670	$4,794	$8,244
Frontera	1,075	521	2,146	1,520
Total earnings from investments in unconsolidated affiliates	$2,960	$2,191	$6,940	$9,764

Cash distributions received from unconsolidated affiliates were as follows (in thousands):

	Three months ended		Nine months ended
	September 30,		September 30,
	2016	2015	2016	2015
BOSTCO	$3,546	$6,555	$10,487	$13,363
Frontera	911	955	2,176	2,099
Total cash distributions received from unconsolidated affiliates	$4,457	$7,510	$12,663	$15,462

1670 Broadway ●  Suite 3100 ●  Denver, CO 80202 ●  303-626-8200 (phone) ● 303-626-8228 (fax)

Mailing Address:  ●  P. O. Box 5660 ● Denver, CO 80217-5660

www.transmontaignepartners.com

Recent Developments

Fourth consecutive increase in the quarterly distribution.    On October 17, 2016, we announced a quarterly distribution of $0.70 per unit for the three months ended September 30, 2016.  This $0.01 increase over the previous quarter reflects the fourth consecutive increase in our distribution and represents annual growth of 5.3% over the prior year.  This distribution was paid on November 7, 2016 to unitholders of record on October 31, 2016.

Expansion of the Collins/Purvis bulk storage terminal.  We previously entered into long-term terminaling services agreements with various parties for approximately 2.0 million barrels of new storage capacity at our Collins/Purvis, Mississippi bulk storage terminal.  The revenue associated with these agreements will come on-line upon completion of the construction of the new tank capacity, which remains on target for completion during the fourth quarter of 2016 through the second quarter of 2017.  The anticipated cost of the new storage capacity is approximately $75 million and is expected to generate annual cash returns in the high-teens.  Construction of the Collins/Purvis expansion project commenced in the first quarter of 2016, and we have spent approximately $30.4 million as of September 30, 2016.  Our Collins/Purvis terminal is strategically located for the bulk storage market and is the only independent terminal capable of receiving from, delivering to, and transferring refined petroleum products between the Colonial and Plantation pipeline systems.  Our facility has current active storage capacity of approximately 3.4 million barrels and is expected to increase to 5.4 million barrels once the 2.0 million barrel expansion is completed.  We have also begun the process of permitting an additional 5.0 million barrels of new capacity at our Collins/Purvis terminal and are in active discussions with several potential customers regarding this potential future capacity.

Liquidity and Capital Resources

TransMontaigne Partners L.P. released the following statements regarding its current liquidity and capital resources:

•

At September 30, 2016, our outstanding borrowings on our revolving credit facility were $270.3 million.    For the trailing twelve months, our Consolidated EBITDA was $94.1 million.  The ratio of our debt to Consolidated EBITDA was 2.87x.

•

Our revolving credit facility provides for a maximum borrowing line of credit equal to $400 million.  The credit facility allows us to make up to $125 million in additional future joint venture investments.  The terms of the revolving credit facility also permit us to issue senior unsecured notes.  Further, at our request, the maximum borrowing line of credit can be increased by an additional $100 million, subject to the approval of the administrative agent and the receipt of additional commitments from one or more lenders.    The revolving credit facility expires on July 31, 2018.

1670 Broadway ●  Suite 3100 ●  Denver, CO 80202 ●  303-626-8200 (phone) ● 303-626-8228 (fax)

Mailing Address:  ●  P. O. Box 5660 ● Denver, CO 80217-5660

www.transmontaignepartners.com

•

Management and the board of directors of our general partner have approved additional investments and expansion projects at our terminals that currently are, or will be, under construction with estimated completion dates that extend through the fourth quarter of 2017.  At September 30, 2016, the remaining expenditures to complete the approved projects are estimated to be approximately $50 million, which primarily includes the construction costs associated with the tank expansion at our Collins/Purvis terminal, as further discussed above.  We expect to fund these investment and expansion expenditures with additional borrowings under our revolving credit facility.

•

Our primary liquidity needs are to fund our working capital requirements, distributions to unitholders, approved investments, approved capital projects and approved future expansion, development and acquisition opportunities.    We expect to initially fund our approved investments, approved capital projects and our approved future expansion, development and acquisition opportunities with additional borrowings under our revolving credit facility.  After initially funding these expenditures with borrowings under our revolving credit facility, we may raise funds through additional equity offerings and debt financings.  The proceeds of such equity offerings and debt financings may then be used to reduce our outstanding borrowings under our revolving credit facility.

Attachment A contains additional selected financial information and results of operations.  Attachment B contains a reconciliation of net earnings to the computation of our distributable cash flow and Consolidated EBITDA.

Conference Call

On Tuesday, November 8, 2016, the Partnership will hold a conference call for analysts and investors at 11:00 a.m. Eastern Time to discuss our third quarter 2016 results.  Hosting the call will be Fred Boutin, Chief Executive Officer, Rob Fuller, Chief Financial Officer and Gregory Pound, Chief Operating Officer.  The call can be accessed live over the telephone by dialing (800) 289-0487, or for international callers, (913) 312-0832.   A replay will be available shortly after the call and can be accessed by dialing (877) 870-5176, or for international callers (858) 384-5517.  The passcode for the replay is 5732531.  The replay will be available until November 15, 2016.

Interested parties may also listen to a simultaneous webcast of the conference call by logging onto TLP’s website at www.transmontaignepartners.com under the Investor Information section.  A replay of the webcast will also be available for approximately seven days following the call.

1670 Broadway ●  Suite 3100 ●  Denver, CO 80202 ●  303-626-8200 (phone) ● 303-626-8228 (fax)

Mailing Address:  ●  P. O. Box 5660 ● Denver, CO 80217-5660

www.transmontaignepartners.com

Contact:

TransMontaigne Partners L.P.

(303) 626-8200

Frederick W. Boutin, Chief Executive Officer

Robert T. Fuller, Chief Financial Officer

Gregory J. Pound, Chief Operating Officer

1670 Broadway ●  Suite 3100 ●  Denver, CO 80202 ●  303-626-8200 (phone) ● 303-626-8228 (fax)

Mailing Address:  ●  P. O. Box 5660 ● Denver, CO 80217-5660

www.transmontaignepartners.com

Attachment A

Selected Financial Information and Results of Operations

The following selected financial information is extracted from our Quarterly Report on Form 10-Q for the three months ended September 30, 2016, which was filed on November 8, 2016 with the Securities and Exchange Commission (in thousands, except per unit amounts):

	Three months ended		Nine months ended
	September 30,		September 30,
	2016	2015	2016	2015
Income Statement Data
Revenue	$40,638	$37,269	$122,400	$112,200
Direct operating costs and expenses	(17,048)	(16,655)	(50,657)	(47,481)
Direct general and administrative expenses	(764)	(1,117)	(2,925)	(2,810)
Earnings from unconsolidated affiliates	2,960	2,191	6,940	9,764
Operating income	13,556	10,077	38,146	36,712
Net earnings	11,885	7,712	30,905	30,022
Net earnings allocable to limited partners	9,456	5,909	24,178	24,476
Net earnings per limited partner unit—basic	$0.58	$0.37	$1.49	$1.52

	September 30,	December 31,
	2016	2015
Balance Sheet Data
Property, plant and equipment, net	$408,334	$388,423
Investments in unconsolidated affiliates	243,202	246,700
Goodwill	8,485	8,485
Total assets	676,791	656,687
Long-term debt	270,300	248,000
Partners’ equity	372,695	383,971

1670 Broadway ●  Suite 3100 ●  Denver, CO 80202 ●  303-626-8200 (phone) ● 303-626-8228 (fax)

Mailing Address:  ●  P. O. Box 5660 ● Denver, CO 80217-5660

www.transmontaignepartners.com

Selected results of operations data for each of the quarters in the years ended December 31, 2016 and 2015 are summarized below (in thousands):

	Three months ended				Year ending
	March 31,	June 30,	September 30,	December 31,	December 31,
	2016	2016	2016	2016	2016
Revenue	$40,626	$41,136	$40,638	$—	$122,400
Direct operating costs and expenses	(15,906)	(17,703)	(17,048)	—	(50,657)
Direct general and administrative expenses	(1,557)	(604)	(764)	—	(2,925)
Allocated general and administrative expenses	(2,841)	(2,842)	(2,841)	—	(8,524)
Allocated insurance expense	(895)	(912)	(969)	—	(2,776)
Reimbursement of bonus awards expense	(1,635)	(258)	(251)	—	(2,144)
Depreciation and amortization	(7,935)	(8,064)	(8,169)	—	(24,168)
Earnings from unconsolidated affiliates	1,850	2,130	2,960	—	6,940
Operating income	11,707	12,883	13,556	—	38,146
Other expenses	(2,997)	(2,573)	(1,671)	—	(7,241)
Net earnings	$8,710	$10,310	$11,885	$—	$30,905

	Three months ended				Year ending
	March 31,	June 30,	September 30,	December 31,	December 31,
	2015	2015	2015	2015	2015
Revenue	$37,897	$37,034	$37,269	$40,310	$152,510
Direct operating costs and expenses	(14,954)	(15,872)	(16,655)	(16,552)	(64,033)
Direct general and administrative expenses	(1,021)	(672)	(1,117)	(763)	(3,573)
Allocated general and administrative expenses	(2,803)	(2,802)	(2,835)	(2,844)	(11,284)
Allocated insurance expense	(934)	(934)	(944)	(944)	(3,756)
Reimbursement of bonus awards expense	(525)	(539)	(121)	(118)	(1,303)
Depreciation and amortization	(7,337)	(7,476)	(7,711)	(8,126)	(30,650)
Earnings from unconsolidated affiliates	2,056	5,517	2,191	2,184	11,948
Operating income	12,379	14,256	10,077	13,147	49,859
Other expenses	(2,257)	(2,068)	(2,365)	(1,480)	(8,170)
Net earnings	$10,122	$12,188	$7,712	$11,667	$41,689

1670 Broadway ●  Suite 3100 ●  Denver, CO 80202 ●  303-626-8200 (phone) ● 303-626-8228 (fax)

Mailing Address:  ●  P. O. Box 5660 ● Denver, CO 80217-5660

www.transmontaignepartners.com

Attachment B

Distributable Cash Flow

The following summarizes our distributable cash flow for the period indicated (in thousands):

	July 1, 2016	January 1, 2016
	through	through
	September 30, 2016	September 30, 2016
Net earnings	$11,885	$30,905
Depreciation and amortization	8,169	24,168
Earnings from unconsolidated affiliates	(2,960)	(6,940)
Distributions from unconsolidated affiliates	4,457	12,663
Equity-based compensation	251	2,664
Interest expense	1,467	6,627
Amortization of deferred financing costs	204	614
“Consolidated EBITDA” [1]	23,473	70,701
Interest expense	(1,467)	(6,627)
Unrealized loss (gain) on derivative instrument	(578)	557
Amortization of deferred financing costs	(204)	(614)
Amounts due under long-term terminaling services agreements, net	(121)	(193)
Project amortization of deferred revenue under GAAP	(108)	(428)
Project amortization of deferred revenue for DCF	438	1,353
Capitalized maintenance	(1,970)	(8,090)
“Distributable cash flow”, or DCF, generated during the period [1]	$19,463	$56,659

Actual distribution for the period on all common units and the general partner interest including incentive distribution rights	$13,761	$40,312
Distribution coverage ratio [1]	1.41x	1.41x

1     Distributable cash flow, the distribution coverage ratio and Consolidated EBITDA are not computations based upon generally accepted accounting principles.  The amounts included in the computations of our distributable cash flow and Consolidated EBITDA are derived from amounts separately presented in our consolidated financial statements, notes thereto and “Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q for the three months ended September 30, 2016, which was filed with the Securities and Exchange Commission on November 8, 2016.  Distributable cash flow and Consolidated EBITDA should not be considered in isolation or as an alternative to net earnings or operating income, as an indication of our operating performance, or as an alternative to cash flows from operating activities as a measure of liquidity.  Distributable cash flow and Consolidated EBITDA are not necessarily comparable to similarly titled measures of other companies.  Distributable cash flow and Consolidated EBITDA are presented here because they are widely accepted financial indicators used to compare partnership performance.  Further, Consolidated EBITDA is calculated consistent with the provisions of our credit facility and is a financial performance measure used in the calculation of our leverage ratio requirement.  We believe that these measures provide investors an enhanced perspective of the operating performance of our assets, the cash we are generating and our ability to make distributions to our unitholders and our general partner.

1670 Broadway ●  Suite 3100 ●  Denver, CO 80202 ●  303-626-8200 (phone) ● 303-626-8228 (fax)

Mailing Address:  ●  P. O. Box 5660 ● Denver, CO 80217-5660

www.transmontaignepartners.com

About TransMontaigne Partners L.P.

TransMontaigne Partners L.P. is a terminaling and transportation company based in Denver, Colorado with operations in the United States along the Gulf Coast, in the Midwest, in Houston and Brownsville, Texas, along the Mississippi and Ohio Rivers and in the Southeast.  We provide integrated terminaling, storage, transportation and related services for customers engaged in the distribution and marketing of light refined petroleum products, heavy refined petroleum products, crude oil, chemicals, fertilizers and other liquid products.  Light refined products include gasolines, diesel fuels, heating oil and jet fuels.  Heavy refined products include residual fuel oils and asphalt.  We do not purchase or market products that we handle or transport.  News and additional information about TransMontaigne Partners L.P. is available on our website:  www.transmontaignepartners.com.

Forward‑Looking Statements

This press release includes statements that may constitute forward‑looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995.  Although the company believes that the expectations reflected in such forward‑looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected.    Key risk factors associated with the Collins/Purvis terminal expansion include, without limitation: (i) the ability to complete construction of the project on time and at expected costs; (ii) the ability to obtain required permits and other approvals on a timely basis; (iii) disruption in the debt and equity markets that negatively impacts the company’s ability to finance capital spending, (iv) the occurrence of operational hazards, weather related events or unforeseen interruption; and (v) the failure of our customers or vendors to satisfy or continue contractual obligations.    Additional important factors that could cause actual results to differ materially from the company’s expectations and may adversely affect its business and results of operations are disclosed in "Item 1A. Risk Factors" in the company’s Annual Report on Form 10-K for the year ended December 31, 2015, filed with the Securities and Exchange Commission on March 10, 2016.

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1670 Broadway ●  Suite 3100 ●  Denver, CO 80202 ●  303-626-8200 (phone) ● 303-626-8228 (fax)

Mailing Address:  ●  P. O. Box 5660 ● Denver, CO 80217-5660

www.transmontaignepartners.com